Exhibit (d)(2)

Cost Plus, Inc.

200 4th Street

Oakland, CA 94607

Tel: (510) 893-7900

www.costplusworldmarket.com

March 19, 2012

CONFIDENTIAL

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, NJ 07083

Attn:       Allan N. Rauch, VP – Legal and General Counsel

Re:          Confidentiality Agreement

Ladies and Gentlemen:

In order to allow you to evaluate a possible acquisition transaction involving Cost Plus, Inc. (a “Potential Transaction”, and Cost Plus, Inc. together with its subsidiaries and affiliates, collectively, “Cost Plus”), Cost Plus may have furnished and may furnish to you and your Representatives (as defined below) certain non-public information relating to a Potential Transaction.  As consideration for, and as a condition to, such information being furnished to you and to certain of your Representatives, you agree, and agree to cause your Representatives, to treat in accordance with the provisions of this letter agreement any confidential or proprietary information concerning Cost Plus (whether prepared and delivered by or on behalf of Cost Plus or otherwise, and regardless of the form of communication, but excluding any information provided to you in connection with the Food Confidentiality Agreement referred to below), that is furnished by or on behalf of Cost Plus to you or your Representatives before, on or after the date of this letter agreement (the “Confidential Information”).  Further, you agree to take or abstain from taking, and to cause your Representatives to take or abstain from taking, certain other actions herein set forth.  As used herein, “Representatives” means, as to any person, such person’s affiliates, controlling or controlled persons, trustees, directors, officers, employees, agents, investment bankers, attorneys, accountants, brokers and advisors; provided, however, that potential financing sources, joint venture partners, operating partners and co-investors (including any unaffiliated party with whom you now or hereafter intend to jointly pursue a Potential Transaction) shall not be considered “Representatives” to whom Confidential Information may be disclosed in accordance with this paragraph without the prior written consent of Cost Plus.

The term “Confidential Information” does not include information which (a) was or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this letter agreement, (b) is independently developed by you or your Representatives without reference to the Confidential Information, (c) you can demonstrate was known to you or your Representatives prior to being furnished to you or your Representatives by or on behalf of Cost Plus or was or becomes available to you on a non-confidential basis from a source other than Cost Plus or its Representatives, provided that (i) the source of such information was not known to the recipient to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation to Cost Plus or any of its Representatives with respect to such information and (ii) the recipient had no reasonable basis for concluding, that such source may be so bound, or (d) was or is provided pursuant to the Confidentiality Agreement dated June 4, 2010, between you and Cost Plus (as may be amended, modified or waived, the “Food Confidentiality Agreement”).

1.             You acknowledge the confidential and proprietary nature of the Confidential Information, and hereby agree (a) that the Confidential Information will be kept confidential and will be used solely for the purpose of evaluating the Potential Transaction (such evaluation being hereafter referred to as the “Evaluation”), and (b) that neither you nor your Representatives will disclose any of the Confidential Information in any manner whatsoever; provided, however, that (i) you may make any disclosure of such information to which Cost Plus gives its prior written consent, (ii) any of such information may, and shall only, be disclosed to your Representatives to the extent such Representatives need to know such information for the sole purpose of the Evaluation and are informed of the terms of this letter agreement, and (iii) you may make disclosure of such information as required, on the advice of your outside counsel, by applicable law, regulation, rule or stock exchange or securities self-regulatory organization rule, or any other legal or administrative process, subject to the restrictions of Section 2.  You further agree to take such steps to protect and maintain the security and confidentiality of the Confidential Information as you would in the case of your own confidential business information.  You shall cause your Representatives to keep such information confidential and to observe the terms of this letter agreement, and you shall be responsible for any breach of this letter agreement by any of your Representatives.  The term “person” as used in this letter agreement shall be broadly interpreted to include, without limitation, the media and any corporation, trust, group, company, partnership, individual or other entity, as well as governmental officials and their representatives and staff.

Without the prior written consent of Cost Plus, you will not, and you will direct your Representatives not to, disclose to any person (except to the extent otherwise required, in the opinion of your outside counsel, by applicable law, regulation or stock exchange or securities self-regulatory organization rule or any other legal or administrative process), subject to the restrictions of Section 2) (x) the fact that the Confidential Information has been made available to you or any other person or that you or any other person is performing the Evaluation, (y) that discussions or negotiations are taking place concerning a Potential Transaction or the status of any of the foregoing, or (z) any strategy, negotiation, decision or other fact relating to discussions, negotiations or any other part of the process leading to a possible Potential Transaction, including the status of any part of such process.  Such facts shall be deemed to be included in the Confidential Information for all purposes of this letter agreement.  Additionally, except as required by applicable law, rule, regulation or legal process, without your prior written consent, prior to the execution of a definitive agreement providing for a Potential Transaction, Cost Plus and its Representatives shall not disclose the items in subparagraphs (x), (y) and (z) of this Section 1 to any person other than a Representative of Cost Plus who reasonably requires access to such information.

2.             If you or any of your Representatives is requested or required by applicable law or regulation or by legal or administrative process, including, but not limited to, oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process, or by any securities exchange or securities self-regulatory organization rules to disclose any Confidential Information, you will promptly (if not legally prohibited) notify Cost Plus of such request or requirement so that Cost Plus may seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief, as determined by Cost Plus in its sole discretion, to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the person receiving the information, or, in Cost Plus’s sole discretion, to waive compliance with the provisions of this letter agreement.  In any such case, you will use your reasonable efforts in cooperation with Cost Plus or otherwise to avoid or minimize the required disclosure and/or to obtain, at Cost Plus’s expense, such protective order or other relief.  If, in the absence of a protective order or the receipt of a waiver hereunder, you or your Representatives are compelled to disclose the Confidential Information, you or your Representatives, as applicable, will disclose only so much of the Confidential Information to the person compelling disclosure as you believes in good faith, after receipt of advice of outside counsel, is required by law.  You shall give, and shall cause any involved Representative to give, if not legally prohibited, Cost Plus prior notice of the Confidential Information you believe is required to be so disclosed as far in advance of such disclosure as practicable.

3.             You acknowledge that you are (a) aware that the United States securities laws prohibit any person who has material nonpublic information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (b) familiar with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “1934 Act”), and agree that you will neither use, nor cause any third party to use, any Confidential Information in contravention of the 1934 Act, including Rules 10b-5 and 14e-3, and will not engage in the purchase or sale of Cost Plus securities while in possession of material, non-public information.

4.             If you determine not to proceed with a Potential Transaction, you will promptly notify Peter J. Solomon Company, L.P. of that decision, and if Cost Plus determines not to proceed with a Potential Transaction it will promptly notify you of that decision.  All documents and other materials in your possession or in the possession of your Representatives which contain or embody any of the written Confidential Information (regardless of the medium in which such information was written), regardless of whether such documents or materials were prepared by you, Cost Plus or our respective Representatives, will be returned to Cost Plus or destroyed, promptly upon its request, and except as required by law, regulation or judicial or investigative process (which Confidential Information shall be retained and used solely for that purpose), no copies, extracts or other reproductions shall be retained by you or your Representatives; provided, however, that you may destroy all copies of any documents, memoranda, notes or other writings whatsoever prepared by you or your Representatives which contain, embody, identify, analyze, reflect or pertain to any Confidential Information.  If requested by Cost Plus, an appropriate officer of your company shall certify to Cost Plus that all such documents and other materials have been so delivered or destroyed.  No such termination, return and/or destruction, or permitted retention will affect the obligations of either party under this letter agreement, all of which obligations will continue in effect.  Notwithstanding anything to the contrary in this letter agreement, (x) you and your Representatives may retain any Confidential Information to comply with applicable law, rule, regulation, or judicial or investigative process, and (y) any and all materials that contain Confidential Information created pursuant to standard back-up or archival procedures shall not be required to be destroyed or returned, provided, that such materials and the information therein shall remain subject to the confidentiality provisions herein.

5.             You acknowledge that neither Cost Plus nor any of its Representatives or controlled or controlling persons (within the meaning of the 1934 Act) makes any representation or warranty as to the accuracy or completeness of any information which is provided as contemplated by this letter agreement, and neither Cost Plus nor any of its Representatives or such controlled or controlling persons shall have any liability to you or your Representatives except as provided for in this letter agreement.  Only those representations or warranties which are made in a final definitive agreement regarding a Potential Transaction, when, as and if executed and subject to such limitations and restrictions as may be specified therein, will have any legal effect.  For the purpose of this paragraph “information” is deemed to include all information furnished by or on behalf of Cost Plus to you or your Representatives pursuant to this letter agreement, whether or not such information is Confidential Information as defined herein.

6.             You further acknowledge and agree that Cost Plus reserves the right in its sole and absolute discretion to reject any or all proposals and to terminate discussions and negotiations with, or directly or indirectly involving, you at any time.  Notwithstanding anything to the contrary herein, Cost Plus shall be under no obligation to provide you with any specific Confidential Information, and whether and what information is provided to you or your Representatives by Cost Plus or its Representatives shall be determined by Cost Plus in its sole discretion.  Unless and until a definitive agreement regarding the Potential Transaction has been executed by the parties hereto, Cost Plus will not be under any legal obligation of any kind with respect to the Potential Transaction by virtue of this letter agreement or any other written or oral expression with respect to such Potential Transaction.

7.             You agree that, for a period of two (2) years from the date hereof, without the prior written consent of Cost Plus, you will not, nor will you permit your Representatives (on your behalf) or other affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) to: (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or debt securities or obligations of Cost Plus, securities convertible into or exchangeable for voting securities of Cost Plus or debt securities or obligations of Cost Plus, or direct or indirect rights or options to acquire any voting securities or debt securities or obligations of Cost Plus; (b) except at the specific written request of Cost Plus, propose to enter into any merger or business combination involving Cost Plus or to purchase a material portion of the assets of Cost Plus or to make any tender offer or exchange offer for any voting securities or debt securities or obligations of Cost Plus or any other extraordinary transaction with respect to Cost Plus; (c) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the 1934 Act), or seek to advise or influence any person with respect to the voting of, any voting securities of Cost Plus; (d) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to any voting securities of Cost Plus; (e) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of Cost Plus; (f) except as otherwise specifically provided in this letter agreement, publicly announce or refer to any proposal for an extraordinary corporate transaction (including a business combination, merger, investment or other transaction with you) involving Cost Plus, or take any other action for the purpose of requiring, or that is reasonably like to cause, Cost Plus or its Representatives to make a public announcement regarding the possibility of any such extraordinary corporate transaction; or (g) except as otherwise specifically provided in this letter agreement, disclose any intention, plan or arrangement inconsistent with the foregoing or advise, assist or encourage any other persons in connection with the foregoing.  You agree to promptly advise Cost Plus of any inquiry or proposal made to you or your Representatives with respect to any of the foregoing.  Notwithstanding anything to the contrary contained in this letter agreement, if at any time a third party enters into a definitive agreement with Cost Plus providing for an acquisition (by way of merger, tender offer, recapitalization, restructuring or otherwise) of (x) at least 40% of the outstanding capital stock of Cost Plus (or a tender or exchange offer is made or announced for such capital stock) or (y) 40% of Cost Plus’s consolidated assets (or substantially all of the assets of Cost Plus’s food business), the restrictions set forth in this Section 7 shall immediately terminate and cease to be of any further force or effect.  Nothing in this Section 7 shall restrict you or any of your Representatives from making any proposal regarding a Potential Transaction directly to the board of directors or chief executive officer of Cost Plus on a confidential basis.

8.             Until six months after the date of the earlier of (i) written notice by either party of the termination of discussions with respect to a Potential Transaction, or (ii) the expiration of the term of, or termination in accordance with its terms of, any definitive agreement with respect to a Potential Transaction, you shall not solicit the employment of any of Cost Plus’s officers or employees (which, for purposes of this paragraph, shall include any current or former officers and employees of Cost Plus, its subsidiaries and affiliates employed as of January 1, 2012 or hired since that date) with whom you had contact in connection with a Potential Transaction or the food business conducted at your stores in which such officers or employees are involved, or encourage any such person to discontinue or not to renew his or her relationship with Cost Plus, in each case, without obtaining Cost Plus’s prior written consent; provided, however, that the foregoing provision will not prevent you or your Representatives from (a) employing any such person who contacts you or your Representatives on his or her own initiative prior to any otherwise prohibited solicitation or (b) conducting general solicitations not specifically directed at Cost Plus or its officers or employees.

9.             Unless otherwise agreed to by Cost Plus in writing, (a) all communications regarding a Potential Transaction or the Evaluation, (b) requests for additional information regarding a Potential Transaction or the Evaluation, (c) requests for facility tours or management meetings regarding a Potential Transaction or the Evaluation and (d) discussions or questions regarding procedures, timing and terms of any Potential Transaction, will be submitted or directed to Peter J. Solomon Company, L.P.  Unless otherwise agreed by Cost Plus in writing, under no circumstances may you directly contact any member of Cost Plus’s management regarding a Potential Transaction or the Evaluation(1).

10.           You understand and acknowledge that the Confidential Information is valuable and unique and that a breach of this letter agreement by you or your Representatives would cause Cost Plus irreparable injury and that monetary damages would constitute an inadequate remedy at law.  As a result, without prejudice to the rights and remedies otherwise available to Cost Plus, you agree that Cost Plus and its Representatives shall be entitled to equitable relief by way of injunction, specific performance or otherwise, without the posting of any bond or other security or proving special damages, if you or any of your Representatives breach or threaten to breach any of the provisions of this letter agreement.  Such remedies shall not constitute the exclusive remedies available to Cost Plus or its Representatives for a breach of this letter agreement and shall be in addition to all other remedies at law or equity available thereto.  In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines upon a final non-appealable order that you or any of your Representatives have breached any provision of this letter agreement, then you shall be liable to Cost Plus and its Representatives for all reasonable out-of-pocket legal fees and other expenses incurred in connection with such litigation, including any appeal therefrom.

11.           You agree that an inadvertent production to you or any of your Representatives by Cost Plus or any of its Representatives of Confidential Information protected by the attorney client, attorney work product or other applicable privilege of Cost Plus or any of its Representatives shall not constitute a waiver of any such privilege by Cost Plus or any of its Representatives, and you and any of your Representatives receiving such information will promptly return such inadvertently produced Confidential Information.

12.           If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the signatories to this letter agreement that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

13.           The parties’ obligations under this letter agreement shall expire on the 18 month anniversary of the date first written above (other than your obligations relating to the return and

(1)  Cost Plus to provide (prior to execution) a list of initial managers including the CEO and CFO with whom we can communicate.

destruction of the Confidential Information or any archival material retained in accordance with this letter agreement, the provisions of Section 7, and, insofar as applicable, the provisions of Section 8); provided, however, that such expiration shall not relieve you from your responsibilities in respect of any breach of this letter agreement that occurs prior to such expiration.

14.           Notwithstanding anything to the contrary (including without limitation any other provision of this letter agreement), it is understood and agreed that you shall not be restricted in any way (whether or not the parties’ existing business relationship is subsequently terminated), other than as may be limited by Section 8 hereof or Section 7 of the Food Confidentiality Agreement, from establishing or maintaining (whether utilizing the Confidential Information or otherwise) a food or food related selling business at your company or any of your affiliates or at any of your or their affiliated concepts, and, without limiting the foregoing, that the use of such Confidential Information in furtherance of such establishment or maintenance by you or your affiliates or any of your or their affiliated concepts shall not constitute a breach of any obligations imposed on you pursuant to the terms of this letter agreement.

15.           Other Provisions.

(a)           This letter agreement is for the benefit of you, Cost Plus, our respective Representatives and our respective successors and assigns, and shall be binding upon the parties hereto and their respective successors and assigns.  Any attempted or purposed assignment of this letter agreement by either party without the prior written consent of the other party shall be null and void.

(b)           No failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(c)           This letter agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed within such state.

(d)           Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this letter agreement exclusively in the United States District Court for the Northern District of California or the Superior Court for the State of California in the County of Los Angeles, and solely in connection with claims arising under this letter agreement (i) irrevocably submits to the exclusive jurisdiction of the such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, and (iii) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over any party.  Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this letter agreement. Each of the parties hereto agrees that a final judgment in any lawsuit, action or other proceeding arising out of or relating to this letter agreement brought in the courts referred to in the first sentence of this paragraph shall be conclusive and binding upon each of the parties hereto and may be enforced in any other courts the jurisdiction of which each of the parties is or may be subject, by suit upon such judgment.

(e)           No modification to any provision of this letter agreement shall be binding unless in writing and signed by the signatories hereto.  Any provision of this letter agreement may be waived by the party entitled to the benefit thereof, if in writing and signed by the party entitled to the benefit thereof.

(f)            This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

(g)           This letter agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral between the parties with respect to the subject matter of this letter agreement, provided that (for avoidance of doubt) the Food Confidentiality Agreement shall remain in effect in accordance with its terms.

[signature page follows]

If you are in agreement with the foregoing, please so indicate by signing and returning two copies of this letter agreement whereupon this letter agreement shall constitute our agreement with respect to the subject matter hereof.

Very truly yours,

COST PLUS, INC.

By:	/s/ Barry J. Feld
Barry J. Feld Chief Executive Officer and President

Accepted and Agreed as of the
date first written above

BED BATH & BEYOND INC.

By:	/s/ Allan N. Rauch
Name: Allan N. Rauch
Title: VP – Legal and General Counsel

[Signature Page to Letter Agreement]

COST PLUS, INC.

200 4th Street

Oakland, CA 94607

Tel: (510) 893-7900

www.costplusworldmarket.com

May 8, 2012

CONFIDENTIAL

Bed Bath & Beyond Inc.

650 Liberty Avenue

Union, NJ 07083

Attn:       Steven Temares – Chief Executive Officer

Re:          Amendment to Confidentiality Agreement

Ladies and Gentlemen:

Reference is made to that certain Confidentiality Agreement, dated as of March 19, 2012, by and between Cost Plus, Inc. (“Cost Plus”) and Bed Bath & Beyond Inc. (the “Confidentiality Agreement”).

The parties hereby wish to amend and restate in its entirety the second sentence in Section 7 of the Confidentiality Agreement by replacing it with the following:

“Cost Plus agrees to promptly advise you of any inquiry or proposal made to Cost Plus or its Representatives with respect to any of the foregoing.”

Except as expressly modified by this letter agreement, all of the terms and provisions of the Confidentiality Agreement shall remain in full force and effect in accordance with its respective terms.  As used in the Confidentiality Agreement, the terms “this letter agreement,” herein, hereinafter, hereunder, hereto and words of similar import shall mean and refer to, from and after the date hereof, unless the context otherwise requires, the Confidentiality Agreement as amended by this letter agreement.

[Signature Page Follows]

If you are in agreement with the foregoing, please so indicate by signing and returning two copies of this letter agreement whereupon this letter agreement shall constitute our agreement with respect to the subject matter hereof.

Very truly yours,

COST PLUS, INC.

By:	/s/ Barry J. Feld
Barry J. Feld Chief Executive Officer and President

Accepted and Agreed as of the
date first written above:

BED BATH & BEYOND INC.

By:	/s/ Steven H. Temares
Name: Steven H. Temares
Title: Chief Executive Officer

SIGNATURE PAGE TO CONFIDENTIALITY AGREEMENT AMENDMENT